UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 28, 2026
PACIRA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 900
Brisbane, California 94005
(Address and Zip Code of Principal Executive Offices)

(650) 242-8052
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 28, 2026, Pacira BioSciences, Inc. (the “Company”) and Pacira CryoTech, Inc., the Company’s wholly owned subsidiary (the “Subsidiary”), entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Zimmer, Inc. (the “Purchaser”), a subsidiary of Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”).

Pursuant to the Purchase Agreement, the Company has agreed to divest to the Purchaser (i) all of the issued and outstanding capital stock of the Subsidiary and (ii) certain assets and liabilities of the Company and certain of its subsidiaries relating to the Company’s handheld cryoanalgesia devices and related products, including iovera®° (the “Transaction”) for up to $140.0 million, including an upfront payment of $70.0 million, subject to customary adjustments for cash, accounts receivables, indebtedness, transaction expenses and inventory, plus certain transaction bonuses payable to certain employees of the Company expected to be hired by the Purchaser as part of the Transaction. The 66 employees expected to be hired by the Purchaser upon the closing of the Transaction represent approximately 8% of the Company’s total workforce.

In addition, the Purchase Agreement provides for potential additional contingent consideration of up to an additional $70.0 million in the aggregate, payable upon the achievement of the following revenue-based milestones (in each case, excluding any net revenue previously applied towards the achievement of any other milestone threshold) up to and through the period ending December 31, 2031:

•If net revenue from the sale of the current version of iovera° available for sale to end users as of the closing date of the Transaction (the “Business Products”) during any of the five (5) calendar year periods commencing on January 1, 2027 through December 31, 2031 (each an “Applicable Milestone Period”) equals or exceeds $50.0 million, then the Company will receive $18.5 million.

•If net revenue from the sale of Business Products during any Applicable Milestone Period equals or exceeds $60.0 million, then the Company will receive $23.5 million.

•If net revenue from the sale of Business Products during any Applicable Milestone Period equals or exceeds $70.0 million, then the Company will receive $28.0 million.

The closing of the Transaction is subject to the satisfaction or waiver of customary closing conditions. The Transaction is expected to close in the third quarter of 2026.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions for a transaction of this nature. The Company has also agreed to certain post-closing restrictive covenants, including non-competition, non-solicitation, non-disparagement and confidentiality obligations for the period set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement and the related Transaction is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2026. The foregoing description of such agreement has been included to provide investors and stockholders with information regarding the terms of such agreement. The assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules delivered by the Company and the Subsidiary to the Purchaser in connection with the signing of the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Purchase Agreement. Accordingly, the representations and warranties in the Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company, the Subsidiary or the Purchaser, as applicable, at the time they were made and investors should consider the information in the Purchase Agreement in conjunction with the entirety of the factual disclosure about the Company or Zimmer Biomet, as applicable, in their respective public reports filed with the Securities and Exchange Commission. Information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s or Zimmer Biomet’s public disclosures, as applicable.

Item 7.01. Regulation FD Disclosure.

On June 30, 2026, the Company issued a press release announcing that it had entered into the Purchase Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8‑K.

The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated June 30, 2026

104	Cover Page Interactive Data File (Formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA BIOSCIENCES, INC. (REGISTRANT)

Dated:	June 30, 2026	By:	/s/ KRISTEN WILLIAMS
Kristen Williams
Chief Administrative Officer and Secretary